Exhibit 99.1

Vivos Therapeutics Reports Full Year 2024 Financial Results and Provides Operational Update

Year over year product revenue increased 26%

Operating expenses declined 21% and year over year operating loss decreased 35%

Management to Host Conference Call today at 5:00 pm ET

LITTLETON, Colo., March 31, 2025 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA in adults) and moderate to severe OSA in children ages 6 - 17), today reported financial results and operating highlights for the full year ended December 31, 2024.

Full Year 2024 Financial and Operating Summary

●	Revenue increased approximately $1.2 million, or 9%, to $15.0 million for the full year ended December 31, 2024, compared to $13.8 million for the year ended December 31, 2023. The increase in revenue was mainly due to higher product revenue offset by decreased revenue from fewer Vivos Integrated Practice (VIP) enrollments, which decrease occurred as part of Vivos’ change in marketing and sales strategy during the year to focus on provider-based alliances;

●	Gross profit was $9.0 million for the full year ended December 31, 2024 compared with $8.3 million for the full year ended December 31, 2023, attributable to the increase in revenue;

●	Gross margin remained at 60% for both years ended December 31, 2024 and 2023;

●	Operating expenses for the full year ended December 31, 2024 decreased by $5.4 million or 21% to $20.2 million, compared to the full year 2023, reflecting Vivos’ continued cost-cutting initiatives including personnel and related expenses;

●	Vivos’ revenue increase and cost-cutting initiatives led to a significant year-over-year reduction in operating loss of $6.1 million, or a 35% reduction year over year, to $11.2 million from $17.3 million in 2023;

●	Cash and cash equivalents were $6.3 million at December 31, 2024 as Vivos raised approximately $17.9 million through four separate equity transactions during 2024;

●	As of December 31, 2024, patients treated with Vivos’ patented oral appliances totaled approximately 58,000 worldwide, compared to over 42,000 as of the end of 2023. Vivos has also trained more than 2,000 dentists in the use of The Vivos Method and Vivos’ related value-added services;

●	In September 2024, Vivos was granted 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for the DNA appliance to treat moderate to severe OSA in children ages 6 to 17 who also have malocclusions that may require orthodontics. The DNA appliance remains the only oral appliance of any kind that has been FDA cleared to treat children with OSA. The 2024 clearance complements Vivos’ 2023 FDA clearance to treat moderate and severe OSA in adults, 18 years of age and older.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “In 2024, we increased revenue while continuing to lower our cost structure. We continued to receive FDA approvals on our products and position ourselves for long-term revenue growth. In 2024, we reduced operating expenses by 21% and reduced our operating loss by 35%. We believe we are well positioned to continue improvements in our results throughout 2025.”

“Importantly, this positive financial performance helped lay the foundation for the critical pivot we made during 2024 to a new marketing and distribution strategy for our cutting-edge OSA appliances away from our legacy VIP model and towards a model focused on contractual, profit-sharing alliances with sleep healthcare providers,” Mr. Huntsman continued. “This pivot was launched by our execution in June of a strategic marketing and distribution alliance with Rebis Health Holdings, LLC (“Rebis”), an operator of multiple sleep testing and treatment centers in Colorado. We expect this initial alliance will be the first of a series of similar alliances and potential acquisitions of sleep healthcare providers across the country, which we will use to drive sales of our novel appliances and services. Under the new alliance model, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and other methods, including CPAP treatment. The program commenced in August of 2024 in the Longmont office of Rebis and has since expanded to two additional locations. We believe the advantages of this new strategic marketing and distribution model are compelling.

●	First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for OSA treatment with our method. As we roll out this new model going forward, potentially thousands of patients each month could be introduced to Vivos treatment options.
●	Second, we expect to close (meaning convincing the patient to start) more OSA treatment cases using Vivos-trained personnel. In our pilot testing, which we conducted at over 45 separate locations around the United States during 2023 and 2024, our Vivos-trained personnel were able to consistently close over 70% of patients into some form of Vivos treatment. These figures were relatively consistent across diverse demographic and economic patient profiles and geographies.
●	Third, top line revenue and profit per case are expected to rise. We project that each patient who signs up for Vivos treatment represents a potential increase to Vivos top line revenue with contribution margins of approximately 50%. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times.

In summary, under our new model, we expect to present Vivos treatments to more patients, refer a higher percentage of cases into Vivos treatment, and potentially generate more revenue and profit per case. Moreover, our first of its kind FDA clearance to treat mild to severe OSA in adults and moderate to severe OSA in children ages 6 - 17 has provided the credibility for sleep centers and medical doctors to recommend Vivos oral medical devices to their patients.”

“Finally, we took actions in 2024 to strengthen our capital structure and improve our liquidity. During the year, we raised approximately $17.9 million through four separate equity transactions, including a key $7.5 million investment from private equity firm New Seneca Partners, which we announced alongside our execution of the Rebis agreement. Given all this, the key relationships we’ve established, our success in managing costs and reducing our cash burn, our increased liquidity and enhanced capital structure, we are extremely excited about our prospects for 2025. We believe we have all the necessary tools in place to implement our growth plans, drive increased revenues and achieve cash flow positive operations and profitability in the foreseeable future, and we remain committed to doing so,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including Vivos’ strategic collaborations and the anticipated effect on Vivos’ near-term revenue growth and cash burn.

In addition, further information on Vivos’ financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Annual Report on Form 10-K for the twelve months ended December 31, 2024, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-K report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (800) 717-1738, or for international callers, (646) 307-1865. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 1103883. The replay will be available until April 14, 2025

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults and moderate to severe OSA in children ages 6 – 17. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical and cost-effective solution for treating mild to severe OSA in adults and moderate to severe OSA in children ages 6-17. It has proven effective in approximately 58,000 patients treated worldwide by more than 2,000 trained dentists.

The Vivos Method includes treatment regimens that employ proprietary CARE appliance therapy and other modalities that alter the size, shape and position of the jaw and soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-severe OSA in adults and moderate-to-severe OSA in children ages 6 to 17, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method. Vivos also employs a marketing and distribution model where it collaborates with sleep-treatment providers to offer patients OSA treatment options and help promote sales of its appliances.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual future impact of the initiatives and corporate achievements described herein on Vivos’ future revenues and results of operations and the anticipated benefits of the Company’s new marketing and distribution model described herein) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to implement revenue, sales and marketing strategies and other strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iv) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all, or maintain its Nasdaq listing (v) market and other conditions, and (vi) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

Bradford Amman

Chief Financial Officer and Investor Relations Contact

investors@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Consolidated Balance Sheets

December 31, 2024 and 2023

(In Thousands, Except Per Share Amounts)

	2024	2023
Current assets
Cash and cash equivalents	$6,260	$1,643
Accounts receivable, net of allowance of $390 and $268, respectively	430	202
Prepaid expenses and other current assets	783	616

Total current assets	7,473	2,461

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,350	3,314
Operating lease right-of-use asset	1,032	1,385
Intangible assets, net	370	420
Deposits and other	216	307

Total assets	$15,284	$10,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,098	$2,145
Accrued expenses	2,234	2,334
Current portion of contract liabilities	896	2,138
Current portion of operating lease liability	477	474
Other current liabilities	273	198

Total current liabilities	4,978	7,289

Long-term liabilities
Contract liabilities, net of current portion	97	289
Employee retention credit liability	1,220	1,220
Operating lease liability, net of current portion	1,035	1,521

Total liabilities	7,330	10,319

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 5,889,520 shares as of December 31, 2024 and 1,833,877 shares as December 31, 2023	-	-
Additional paid-in capital	112,141	93,462
Accumulated deficit	(104,187)	(93,051)
Total stockholders’ equity	7,954	411
Total liabilities and stockholders’ equity	$15,284	$10,730

VIVOS THERAPEUTICS INC.

Consolidated Statements of Operations

Years Ended December 31, 2024 and 2023

(In Thousands, Except Per Share Amounts)

	2024	2023
Revenue
Product revenue	$7,874	$6,270
Service revenue	7,157	7,531
Total revenue	15,031	13,801

Cost of sales (exclusive of depreciation and amortization shown separately below)	6,012	5,530

Gross profit	9,019	8,271

Operating expenses
General and administrative	17,878	22,479
Sales and marketing	1,731	2,467
Depreciation and amortization	581	621

Total operating expenses	20,190	25,567

Operating loss	(11,171)	(17,296)

Non-operating income (expense)
Other expense	(110)	(212)
Excess warrant fair value	-	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	-	10,231
Other income	145	147
Loss before income taxes	(11,136)	(13,583)

Net loss	$(11,136)	$(13,583)

Net loss per share (basic and diluted)	$(2.22)	$(11.14)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	5,019,886	1,219,381